Exhibit No. 10.1

Todd M. Schneider (CA Bar No. 158253)

Carolyn H. Cottrell (CA Bar No. 166977)

W.H. “Hank” Willson, IV (CA Bar No. 233321)

SCHNEIDER WALLACE

COTTRELL BRAYTON KONECKY LLP

180 Montgomery Street, Suite 2000

San Francisco, California 94104

Tel: (415) 421-7100

Fax: (415) 421-7105

TTY: (415) 421-1665

Alfred J. Landegger (CA Bar No. 84419)

Michael S. Lavenant (CA Bar No. 198765)

Oscar E. Rivas (CA Bar No. 211510)

LANDEGGER, BARON, LAVENANT & INGBER

A Law Corporation

5760 Ventura Blvd., Suite 1200

Encino, CA 91436

Tel: (818) 986-7561

Fax: (818) 986-5147

Shanon J. Carson BERGER & MONTAGUE, P.C. 1622 Locust Street Philadelphia, Pennsylvania 19103 Tel: (215) 875-4656 Fax: (215) 875-4604
Attorneys for Plaintiff Matthew Ozga and others similarly situated	Attorneys for Defendant U.S. Remodelers, Inc.

UNITED STATES DISTRICT COURT

NORTHERN DISTRICT OF CALIFORNIA

MATTHEW OZGA, on his own behalf

individually and on behalf of others similarly

situated,

Plaintiffs,

vs.

U.S. REMODELERS, INC., U.S.

REMODELERS, INC. dba U.S. HOME

SERVICES, and DOES 1-25, inclusive,

Defendants.

Case No. 3:09-cv-05112 JSW SETTLEMENT AGREEMENT AND RELEASE

SETTLEMENT AGREEMENT AND RELEASE

1. IT IS HEREBY STIPULATED AND AGREED by and between Defendant U.S. Remodelers, Inc. and Plaintiff Matthew Ozga, individually and on behalf of the Settlement Class, as defined herein, and Boris Moshkovich, that the settlement of this Class Action, subject to the approval of the Court pursuant to Rule 23(e) of the Federal Rules of Civil Procedure, shall be effectuated under the following terms and conditions:

I. DEFINITIONS

2. As used in this Settlement Agreement, the following terms shall have the following meanings:

a. “Claims Administrator” means CPT Group, Inc.

b. “Claim Form” means the form provided for Settlement Class Members to submit under penalty of perjury in order to obtain a Settlement Award under this Settlement Agreement, as set forth in Exhibit B attached to this Settlement Agreement.

c. “Claims Released” with respect to Matthew Ozga and Boris Moshkovich only, means any and all claims, demands, rights, liabilities, penalties, liquidated damages, causes of action and other legal responsibilities, of any form whatsoever, whether based upon federal, state, local, statutory or common law or any other law, rule or regulation, whether known or unknown, unforeseen, unanticipated, unsuspected, or latent, that (a) have accrued prior to the date of preliminary approval of this settlement, and (b) have been or could have been asserted by Matthew Ozga or Boris Moshkovich, or a successor or assign of Matthew Ozga or Boris Moshkovich, whether directly, indirectly, representatively, derivatively or in any other capacity, against any of the Released Parties.

d. “Claims Submission Period” means the time period of 45 days commencing on the date when the Class Notices and the Claim Forms are mailed to the Settlement Class, in which Settlement Class Members may submit their executed Claim Forms to receive a Settlement Award under this Settlement Agreement.

e. “Class Action” means the civil action titled Ozga v. U.S. Remodelers, Inc., et al., pending in the United States District Court for the Northern District of California, Case No. 3:09-cv-05112 JSW.

f. “Class Counsel” means (i) Schneider Wallace Cottrell Brayton Konecky LLP and (ii) Berger & Montague, P.C.

g. “Class Notice” means the Notice of Proposed Class Action Settlement to be sent to the Settlement Class, pursuant to the terms of the Court’s Preliminary Approval Order. The Class Notice shall be substantially in the form that is attached as Exhibit A to this Settlement Agreement.

h. “Defendant” means U.S. Remodelers, Inc.

i. “Effective Date” means the later of (a) the date of entry of the order granting final approval of this Settlement Agreement by the trial court, if no objections are timely filed, (b) the date on which the time for all appeals from objections to the Settlement Agreement has passed, if one or more objections to the Settlement Agreement is/are filed but no appeal is taken, and (c) if an appeal is taken, the date on which any reviewing court issues a decision and the time for further appeal has expired.

j. “Eligible Class Member” means all Settlement Class Members who do not exclude themselves by opting out from the settlement and who timely submit a valid Claim Form.

k. “Gross Settlement Amount” means the total amount of funds the Defendant shall pay in exchange for the release of all Settled Claims and Claims Released. The Gross Settlement Amount shall be the sum of $1,800,000. In no event shall Defendant be required to pay anything more than the Gross Settlement Amount, plus Defendant’s share of FICA and FUTA payroll taxes on the amounts paid to Eligible Class Members to the extent required by law. Upon a diligent and good faith review of its payroll records, Defendant has determined that as of January 13, 2010 there are 269 individuals in the Settlement Class. The mediation and settlement of this case is based on that figure plus any additional Settlement Class Members who may be hired between the time of the execution of this Settlement Agreement and the date the Court preliminarily approves this Settlement Agreement. If additional Settlement Class Members are discovered after the date of execution of this Settlement Agreement, and such number exceeds ten percent (10%) of the class initially produced then the Gross Settlement Amount shall be increased pro rata, based on the number of weeks worked by the additional Settlement Class Members.

l. “Implementation Schedule” means the dates agreed upon by counsel for the Parties and approved by the Court for implementing the Settlement Agreement. The Implementation Schedule is attached hereto as Exhibit C.

m. “Net Settlement Amount” means the Gross Settlement Amount less (i) $20,000 set aside for enhancement payments to Matthew Ozga and Boris Moshkovich ($10,000 each) for their efforts in prosecuting this matter; (ii) the payment of attorneys’ fees to Class Counsel, not to exceed one-third of the Gross Settlement Amount; (iii) $11,082.28 in Class Counsel’s costs of suit; (iv) an amount not to exceed $15,000 for the Claims Administrator’s estimated costs of the settlement administration; and (v) $50,000 set aside for payment of any agreed and allowed late claims or unanticipated expenses.

n. “Parties” means Matthew Ozga and Defendant U.S. Remodelers, Inc.

o. “Released Party” or “Released Parties” means (i) Defendant; (ii) past or present subsidiaries, divisions, affiliates, DBA’s, parents, predecessors, successors or assigns of Defendant; and (iii) any past or present officers, agents, employees, advisors, insurers, attorneys, or representatives of Defendant.

p. “Settled Claims,” with respect to the Settlement Class Members, excluding Matthew Ozga and Boris Moshkovich, means any and all claims asserted or that could have been asserted by or on behalf of Settlement Class Members based on the allegations contained in the Complaint in Ozga v. U.S. Remodelers, Inc., United States District Court for the Northern District of California Case No. 3:09-cv-05112 JSW, including but not limited to, any claims (including penalties recoverable by individuals or Class Members) arising from, based in, due or related to the amount, calculation or payment of wages and/or commission and/or piece rate, the timing and/or manner of payment of wages and/or commissions and/or piece rate, for the failure to pay wages timely, the payment or nonpayment of overtime, double time, any claimed deductions, any meal and/or rest period claims and/or any other wages, the reimbursement or failure to reimburse for mileage or other expenses (including tools, equipment, supplies or miles), itemized wage statements, and/or claims for unfair and/or unlawful business practice based any of the allegations relating to the claims enumerated in this definition, whether known or unknown, against the Released Party by or on behalf of such Settlement Class Members or successors or assigns of any of them (whether directly, indirectly, representatively, derivatively or in any other capacity), accruing any time prior to the entry of the Preliminary Approval Order.

q. “Settlement Agreement” means this Agreement and all Exhibits attached to it.

r. “Settlement Award” means the gross payment that each Settlement Class Member shall be entitled to receive pursuant to the terms of the Settlement Agreement if he or she timely submits a valid Claim Form signed under penalty of perjury.

s. “Settlement Class” and “Settlement Class Member” mean any individual who was employed by U.S. Remodelers in the State of California in the position/job classification of “Installer,” including trainees and/or apprentices for that position, at any time between February 17, 2005 and the date of the Preliminary Approval of this Settlement by the Court, with the exception of any individuals who choose to be excluded from participating in the settlement by timely opting out as provided in this Agreement and Class Notice attached hereto as Exhibit A.

t. “Settlement Fairness Hearing” means the hearing to be requested by the Parties and conducted by the Court, following appropriate notice to the Settlement Class and an opportunity for Settlement Class Members to participate in or exclude themselves from the Settlement Class and the proposed settlement, at which time the Parties will request the Court to approve the fairness, reasonableness and adequacy of the terms and conditions of the proposed settlement and this Settlement Agreement and to enter an Order of Final Approval and Final Judgment.

II. RECITALS

3. Plaintiff Ozga filed his class-action Complaint in the Superior Court of California for the County of Alameda on February 17, 2009.

4. On October 1, 2009, the Parties participated in mediation in San Francisco, California before Michael Loeb, an experienced mediator with JAMS. After the conclusion of the mediation, the Parties continued their negotiations with the assistance of the mediator and eventually reached a settlement, subject to Court approval.

5. Class Counsel and Counsel for Defendant have engaged in extensive mediation-related discovery, including exchanging hundreds of pages of policy documents regarding the claims at issue, and time and pay records for the entire class. Class Counsel also interviewed dozens of Settlement Class Members regarding their work experiences at U.S. Remodelers, Inc. in California. Class Counsel made a thorough study of the legal principles applicable to the claims asserted against Defendant.

6. Based upon Class Counsel’s discovery, investigation, legal evaluation and taking into account the sharply contested legal and factual issues involved, an assessment of the uncertainties of complex litigation and the relative benefits conferred upon the Settlement Class pursuant to this Settlement Agreement, and the current financial condition of Defendant, Class Counsel have concluded that a settlement with Defendant on the terms set forth in this Settlement Agreement is fair, reasonable, adequate and in the best interests of the Settlement Class.

7. Defendant has asserted defenses to the claims alleged in the Class Action and expressly denies each of the claims asserted against Defendant and any and all liability arising out of the conduct alleged in the Class Action. Defendant contends, specifically, that it has complied at all times with the California Labor Code, the California Code of Regulations, including applicable Wage Orders, and the California Business and Professions Code, and that it paid Matthew Ozga, Boris Moshkovich and Settlement Class Members all wages and other payments owing to them under applicable law. Defendant nevertheless desires to settle the Class Action. Defendant has concluded that further defense of the Class Action would be protracted and expensive. Substantial amounts of time, energy and resources of Defendant and their attorneys have been and, unless this settlement is made, will continue to be devoted to the defense of the claims asserted in the Class Action. Defendant has, therefore, agreed to settle in the manner and upon the terms set forth in this Settlement Agreement in order to put to rest the claims as set forth in the Class Action.

8. For purposes of settling this lawsuit, the Parties stipulate and agree that the requisites for establishing class certification with respect to the Settlement Class Members as defined above have been and are met.

III. THE CLASS AND COLLECTIVE ACTION DEFINITIONS

9. Class Definition. For settlement purposes only, the Parties agree that the class may be certified in the Class Action, pursuant to Rule 23 of the Federal Rules of Civil Procedure, defined as: “All individuals who are currently employed, or formerly have been employed, by Defendant as non-exempt Installers, including trainees and/or apprentices for that position, in California at any time between February 17, 2005 and the date of preliminary approval of this Settlement Agreement.”

IV. RELEASES

10. Release by Matthew Ozga, Boris Moshkovich and Settlement Class Members. It is hereby agreed, by and between Matthew Ozga, Boris Moshkovich, and Settlement Class Members, acting through representative plaintiff Matthew Ozga and Class Counsel, and Defendant, through their respective counsel of record, and subject to the approval of the Court, in consideration of the benefits inuring to the Parties hereto, and without admission of any liability or wrongdoing whatsoever by Defendant, that upon entry of the Order and Final Judgment:

a. Matthew Ozga and Boris Moshkovich shall be deemed to have released and discharged the Released Parties from any and all Claims Released, whether known or unknown.

Matthew Ozga and Boris Moshkovich additionally expressly waive any and all rights they have under Section 1542 of the Civil Code of the State of California, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Notwithstanding the provisions of Section 1542, and for the purpose of implementing a complete release and discharge, Matthew Ozga and Boris Moshkovich expressly acknowledge that this Settlement Agreement is intended to include in its effect, without limitation, claims and causes of action which they do not know of or suspect to exist in their favor at the time of execution hereof and that this agreement contemplates the extinguishment of all such claims and causes of action.

b. Each Settlement Class Member shall be bound by all terms of the Settlement Agreement and Order Finally Approving Settlement Agreement and Final Judgment and shall be deemed to have jointly and severally discharged the Released Parties from any and all Settled Claims, whether known or unknown, accruing any time prior to the date of preliminary approval of the Settlement Agreement, unless he or she timely opts out of the Settlement Agreement.

With respect to the Settled Claims, as defined in paragraph 2(p), Settlement Class Members expressly waive any and all rights they have under Section 1542 of the Civil Code of the State of California, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Notwithstanding the provisions of Section 1542, and for the purpose of implementing a complete release and discharge of the Settled Claims, as defined in paragraph 2(p), Settlement Class Members expressly acknowledge that this Settlement Agreement is intended to include in its effect, without limitation, Settled Claims, as defined in paragraph 2(p), which they do not know of or suspect to exist in their favor at the time of execution hereof and that this agreement contemplates the extinguishment of all such claims.

V. CLASS NOTICE, CLAIMS PROCESS AND SETTLEMENT FAIRNESS HEARING

11. Procedures. As part of this Settlement Agreement, the Parties agree to the following procedures for requesting the Court’s preliminary approval of the Settlement Agreement, certifying the Settlement Class, notifying the Settlement Class, requesting final Court approval of the Settlement Agreement and processing the Settlement Awards:

12. Preliminary Approval Hearing Date. The Parties will promptly file with the Court a Joint Motion for Preliminary Approval of Settlement and Provisional Certification of a Settlement Class and shall appear for a hearing if the Court so orders.

13. Submission of Settlement Agreement. The Parties will jointly submit this Settlement Agreement and supporting exhibits, which shall set forth the terms of this settlement and will include proposed forms of all notices and other documents as attached hereto necessary to implement the Settlement Agreement.

14. Request for Preliminary Approval Order. Solely for purposes of this Settlement Agreement, the Parties will request the Court to enter a Preliminary Approval Order, preliminarily approving the proposed settlement, certifying the Settlement Class for settlement purposes only, and setting a date for the Settlement Fairness Hearing. The Preliminary Approval Order shall provide for notice of the Settlement Agreement and related matters to be sent to the Settlement Class as specified herein.

15. Class Notice. Notice of the settlement shall be provided to the Settlement Class. The Parties believe and agree that the proposed procedures for notice provide the best practicable notice to the Settlement Class:

a. The Claims Administrator shall be responsible for preparing, printing and mailing to all Settlement Class Members the Class Notice and Claim Form attached to this Settlement Agreement as directed by the Court.

b. No later than the date specified in the Implementation Schedule, Defendant shall provide to the Claims Administrator the last-known addresses, telephone numbers, and social security numbers of the Settlement Class Members.

c. In order to provide the best notice practicable, the Claims Administrator will do the following before mailing the Class Notice and Claim Form: (1) run this class list through the United States Postal Service’s National Change of Address database (“NCOA”) and (2) perform address searches using public and proprietary electronic resources which collect their data from various sources such as utility records, property tax records, motor vehicle registration records (where allowed) and credit bureaus.

d. No later than the date specified in the Implementation Schedule, the Claims Administrator shall send a copy of the Class Notice substantially in the form attached hereto as Exhibit A, and a Claim Form substantially in the form attached hereto as Exhibit B, to all members of the Settlement Class via first-class mail, postage prepaid, using the most current mailing address information available as set forth above.

e. Any Class Notice returned to the Claims Administrator as non-delivered before the deadline set forth in the Implementation Schedule for Class Members to mail Claim Forms shall be sent to the forwarding address affixed thereto. If no forwarding address is provided for a Class Notice that is returned as non-delivered, then such Class Notices will be re-sent by the Claims Administrator after the address is updated using reasonable efforts. The undelivered Class Notices will be re-sent within five days after the Claims Administrator receives notice that the Class Notice was undeliverable. The Claims Administrator shall also call last-known telephone numbers (and telephone numbers updated through public and proprietary databases) of Settlement Class Members whose Class Notice is returned as non-delivered to attempt to obtain their current addresses. For a period not to exceed 45 days from the date specified in the Implementation Schedule for the initial mailing of the Class Notice and Claim Form, the Claims Administrator will continue to use reasonable efforts to obtain current addresses for Settlement Class Members whose Class Notice and Claim Form are returned as non-deliverable, and Claim Forms received within said 45-day period shall be deemed timely.

f. The objection deadline shall not be extended pro-rata for members of the Settlement Class whose original notices are re-mailed pursuant to Paragraph 15(e).

g. The Claims Administrator shall send a reminder postcard, based on the language of the Class Notice, to all Settlement Class Members who have not submitted Claim Forms, Notices of Objection, or Requests for Exclusion on or about 21 days after the mailing of the notice.

h. No Settlement Class Member shall have the right to obtain any payment through this Settlement Agreement unless the Class Member submits a completed Claim Form, signed under penalty of perjury, on or before the deadline set forth in the Implementation Schedule, except that the Claims Administrator shall make use of the $50,000 held back from the Gross Settlement Amount to pay Settlement Awards to Settlement Class Members who submit a Claim Form containing all the necessary information within six months of the date of Final

Approval of the Settlement Agreement. In addition, the Claims Administrator, upon agreement by all counsel, may determine that there is good cause to extend the date for mailing a particular Claim Form, or the Court may find good cause to extend the date for mailing a particular Claim Form, or the Parties may agree that there is good cause to extend the date for mailing a particular Claim Form

16. Requests for Exclusion. The Class Notice shall provide that Settlement Class Members who wish to exclude themselves from the settlement must submit a written statement requesting exclusion from the settlement (“opt-out”), postmarked on or before 30 days from the mailing of the Class Notice. Such written request for exclusion must contain the name, address and telephone number of the person requesting exclusion and the dates of his or her employment by Defendant. The opt-out must be personally signed by the Settlement Class Member who seeks to opt out. No opt-out request may be made on behalf of a group of Settlement Class Members. The opt-out request must be sent by mail to the Claims Administrator and must be timely postmarked as set forth above, except that the Claims Administrator may, upon consultation with counsel for all Parties and good cause shown, extend the due date for mailing the opt-out request. The postmark date of the mailing envelope shall be the exclusive means used to determine whether a request for exclusion (opt-out) has been timely submitted. Any Settlement Class Member who requests exclusion (opts out) of the settlement will not be entitled to any Settlement Award and will not be bound by the Settlement Agreement or have any right to object, appeal or comment thereon. Good cause shall be deemed to be either a failure to receive timely notice or any physical, psychological or other incapacity that prevents the Settlement Class Member from exercising their rights contained in this agreement. The Claims Administrator shall request written proof of good cause from any Settlement Class Member wishing to extend a deadline contained herein, including requests for exclusion, objections, or participation in the settlement.

17. Objections. The Class Notice shall provide that those members of the Settlement Class who wish to object to the settlement must mail a written statement of objection on or before the date set forth in the Implementation Schedule to the Claims Administrator. The postmark date of the mailing shall be the exclusive means for determining that a Notice of Objection is timely.

The Notice of Objection must state the basis for the objection. Members of the Settlement Class who fail to make objections in the manner specified above shall be deemed to have waived any objections and shall be foreclosed from making any objection (whether by appeal or otherwise) to the Settlement Agreement, and shall not be allowed to speak at the final approval hearing. In the event that an individual submits a request for exclusion and an objection and/or Claim Form, the Claims Administrator will use reasonable efforts to contact the individual via telephone and/or U.S. Mail to determine whether they want to opt out of the settlement or participate in the settlement. If the Claims Administrator is unable to contact the individual and obtain a resolution by the time for an individual to file a Claim Form, object or opt-out, the individual will be deemed to have elected to participate in the settlement and shall become a Settlement Class Member. A Settlement Class Member who files an Objection under this paragraph must still file a Claim Form to participate in the settlement and obtain a Settlement Award.

18. No Encouragement of Objections or Appeals. At no time shall any of the Parties, Boris Moshkovich, or their counsel seek to solicit or otherwise encourage members of the Settlement Class to submit written objections to the settlement or appeal from the Order and Final Judgment.

19. Determination of Settlement Award Eligibility.

a. Submission of Valid Claim Form and Provision for Payment of Late Claims. All Settlement Class Members who submit a valid and timely Claim Form will be eligible to receive a Settlement Award. A Claim Form will be considered timely if it is postmarked no later than 45 days after the date upon which the Class Notice and Claim Form are mailed to Settlement Class Members. In addition, the Claims Administrator shall use the $50,000 held back from the Gross Settlement Amount to pay Settlement Awards to Settlement Class Members who submit Claim Forms within six months after Final Approval of the Settlement Agreement is granted, containing all the necessary information to render it valid but for the tardiness. Payment of said late claims will continue until that $50,000 amount is exhausted. Any costs related to payment of late claims shall come from the same $50,000 held back, unless the cost has already been included in the fee charged by the Claims Administrator to process this Settlement Agreement. In no event shall such late claims be deemed to create any additional obligations for further funds from anyone. The Claim Form shall include instructions on how to submit the form, and shall notify recipients that the form must be completed, signed under penalty of perjury and postmarked by no later than the date specified in the Implementation Schedule. The Claim Form shall also include the number of weeks worked by the Settlement Class Member and the estimated Settlement Award to be paid to the Settlement Class Member, which shall be based upon the current estimated Net Settlement Amount as set forth in Paragraph 2(m) above, and which may be different in the final calculation.

b. Late Claim Forms. Claim Forms submitted by Settlement Class Members which are postmarked subsequent to the cut-off date set forth to submit a valid Claim Form shall be forwarded by the Claims Administrator to Class Counsel and Defendant’s counsel. The Claim Form shall be deemed valid as a late claim by the Claims Administrator if the Claim Form contains all of the necessary information for a valid claim, unless either Party objects to its validity within ten (10) days of being served with a copy of the Claim Form by the Claims Administrator. If one party objects and the other party disagrees with the reason for the objections, the Parties shall engage the Dispute Resolution procedures contained in this Agreement. These claims shall be deemed valid only to the extent that they will be paid from the $50,000 fund set aside to pay claims. Defendant shall pay the employer’s share of payroll taxes as set forth in paragraph 26(d) in the event that a late claim meets the “good cause” standard set out in paragraph 16. If the late claim does not meet the good cause standard set out in paragraph 16, the employer’s share of payroll taxes shall be taken from the $50,000 set aside to pay the late claims.

20. Interim Report by the Claims Administrator. No later than seven (7) days prior to the date of the Settlement Fairness Hearing, the Claims Administrator shall provide counsel for the Parties with a declaration setting forth: (a) due diligence and proof of mailing of the Class Notice; (b) the total number of Settlement Class Members who were sent the Class Notice; and (c) the total number of Settlement Class Members who filed timely requests for exclusion or objections to the settlement, along with the complete copies of all requests for exclusion and objections received, including the postmark dates for each request for exclusion or objection.

21. Settlement Fairness Hearing. At a reasonable time after the Court has preliminarily approved the Settlement Agreement but no earlier than 101 days after the filing of the motion requesting preliminary approval of the Settlement Agreement to provide CAFA Notice, the Court shall conduct a Settlement Fairness Hearing to determine final approval of the settlement along with the amounts properly payable for (i) attorneys’ fees and costs; (ii) the payments to Matthew Ozga and Boris Moshkovich for their time and effort in prosecuting this matter, (iii) the costs of administration of the settlement, and (iv) the amount withheld from the settlement amount for the payment of late claims or unanticipated expenses. Upon final approval of the settlement by the Court at or after the Settlement Fairness Hearing, the Parties shall present the Final Order to the Court for its approval and entry and dismiss the case with prejudice. After entry of the Order, the Court shall have continuing jurisdiction for purposes of addressing (i) settlement administration matters; and (ii) such post-Final Order matters as may be appropriate under Court rules or as set forth in this Settlement Agreement.

22. Implementation Schedule. The Implementation Schedule shall govern implementation of the Settlement Agreement, and that the dates set forth in the Implementation Schedule shall only be continued based on (1) the mutual consent of counsel for the Parties, (2) delays due to the Court’s schedule, or (3) by Order of the Court.

VI. SETTLEMENT FUNDS AND SETTLEMENT AWARD CALCULATION

23. Gross Settlement Amount.

a. Deposit. Immediately upon receiving a fully executed Settlement Agreement or as soon after as the Claims Administrator is able to set up the Qualified Settlement Fund and communicates the necessary information to Defense Counsel, Defendant shall deliver $500,000 to the Claims Administrator, which the Claims Administrator will immediately deposit into a Qualified Settlement Fund pursuant to Internal Revenue Code Section 1.468B-1. As soon as the Qualified Settlement Fund is established, Defendant shall execute an election statement provided by the Claims Administrator which shall be affixed to the initial tax return of the Qualified Settlement Fund in order to establish the start date of the Qualified Settlement Fund. Defendant shall have the right to any interest earned by the initial $500,000 deposit from the date of deposit to the Effective Date of the Settlement or to use such interest to offset against the remaining $1,300,000. Within five (5) business days of Effective Date and subject to the conditions specified in this Settlement Agreement, Defendant shall deliver $1,300,000 to the Claims Administrator, to complete the payment of the Gross Settlement Amount of $1,800,000. Upon receipt of the $1,300,000, the Claims Administrator immediately shall transfer the Gross Settlement Amount into the Qualified Settlement Fund. No party shall have any further obligation or liability for any payment under this Agreement to Matthew Ozga, Boris Moshkovich or to the Eligible Class Members.

b. Disbursement by Claims Administrator. All disbursements shall be made from the Qualified Settlement Fund account. The Claims Administrator shall be the only entity authorized to make withdrawals or payments from the Qualified Settlement Fund Account, and disbursements shall only be made after the Parties have been provided and approved a report of all payments to be made. The Claims Administrator shall have the obligation to return the entire Qualified Settlement Fund (including all income and/or interest generated by the Qualified Settlement Fund) in its pro rata shares to Defendant at Defendant’s election, less any amount for payment for work done by the Claims Administrator, in the event of failure or revocation of settlement, as defined in Paragraphs 31 or 32, or in the event that this Settlement Agreement: (i) does not receive final approval of the Court; (ii) is modified or reversed on appeal; or (iii) is otherwise rendered null and void.

c. Interest. The interest on the funds deposited by Defendant will inure pro rata to the party to whom the underlying funds are ultimately paid out, subject to the conditions of 23(a), above.

24. Order of Payments. Within five business days after Final Approval, and before any Settlement Awards are paid to Eligible Class Members who timely submit valid Claim Forms, the Claims Administrator shall make payments from the Qualified Settlement Fund pursuant to Paragraph 25 below for (a) the enhancement payment to Matthew Ozga and Boris Moshkovich for their efforts in prosecuting this matter; (b) the attorneys’ fees and costs to Class Counsel awarded by the Court; (c) the costs of administration of this settlement by the Claims Administrator; and (d)

the amount to be set aside for any agreed or allowed late claims or unanticipated expenses. Once the payments designated above have been made, the balance remaining shall constitute the Net Settlement Amount from which Settlement Awards shall be calculated.

25. Matthew Ozga and Boris Moshkovich, Class Counsel, Costs of Administration, and Hold-Back Fund. Subject to Court approval and for purposes of effectuating this Settlement Agreement, the following amounts shall be paid by the Claims Administrator from the Gross Settlement Amount:

a. Enhancement Payment for Matthew Ozga and Boris Moshkovich. Subject to Court approval and in exchange for the release of all Claims Released, an enhancement fund in the amount of $20,000 will be paid to Matthew Ozga and Boris Moshkovich ($10,000 each) for their efforts in prosecuting this matter. The Qualified Settlement Fund shall issue a Form 1099 for these payments.

b. Class Counsel.

(i) The reasonable attorneys’ fees requested by Class Counsel shall not exceed one-third of the Gross Settlement Amount, or $600,000. These amounts will compensate Class Counsel for work already performed in this case and all of the work remaining to be performed in this case, including but not limited to documenting the Settlement Agreement, securing Court approval of the Settlement Agreement, making sure that the Settlement Agreement is fairly administered and implemented and obtaining dismissal of the action. Said fees and costs are included in the Gross Settlement Amount.

(ii) Defendant and its attorneys agree not to oppose any application or motion by Class Counsel for attorneys’ fees and costs up to those amounts, so long as any such application or motion is consistent with the provisions of this Settlement Agreement, and Class Counsel agrees not to petition the Court for any additional payments for fees, costs or interest.

(iii) The Claims Administrator shall pay the attorneys’ fees and costs set forth above from the Qualified Settlement Fund on the fifth business day following the Effective Date.

(iv) The attorneys’ fees and costs approved by the Court shall constitute full satisfaction of Defendant’s obligations to pay amounts to any person, attorney or law firm for attorneys’ fees, expenses or costs in the Class Action incurred on behalf of Matthew Ozga, Boris Moshkovich and/or the Settlement Class, and shall relieve Defendant from any other claims or liability to any other attorney or law firm for any attorneys’ fees, expenses and/or costs to which any of them may claim to be entitled to on behalf of Matthew Ozga, Boris Moshkovich and/or the Settlement Class. Class Counsel further agrees that any allocation of fees between or among Class Counsel and any other attorney representing Matthew Ozga or Boris Moshkovich and/or the Settlement Class shall be the sole responsibility of Class Counsel, and Class Counsel agrees to indemnify and hold harmless Defendant from any claim or liability by any other party claiming or seeking to claim any attorneys’ fees or costs.

(v) A Form 1099 shall be provided to Class Counsel for the payments made to Class Counsel. Class Counsel shall be solely and legally responsible to pay any and all applicable taxes on the payment made to Class Counsel. Class Counsel agrees to indemnify and hold harmless Defendant and the Qualified Settlement Fund from any claim or liability for taxes, penalties or interest for which Class Counsel is responsible as a result of the payment or any allocation of the payment made to Class Counsel.

c. Costs of Administration. Neither the Settlement Class nor Class Counsel shall have any responsibility or liability with respect to any administration costs incurred in connection with the administration of, and the distribution from, the Net Settlement Amount. All fees, costs, expenses and other claims administration by the Claims Administrator shall be paid from the Gross Settlement Amount as set forth in this Settlement Agreement. The Claims Administrator shall, no later than ten (10) days after the Parties file their Joint Motion for Preliminary Approval of Settlement, provide the Court and counsel for the Parties with an estimate of such costs of administration, which at this time are not expected to exceed $15,000. Seven (7) days prior to the Settlement Fairness Hearing, the Claims Administrator shall provide the Court and counsel for the Parties with a statement detailing the costs of administration. The Parties agree to cooperate in the settlement administration process and to make all reasonable efforts to control and minimize the costs and expenses incurred in the administration of the settlement.

d. In order to ensure the proper administration of this Settlement Agreement, the $50,000 hold back amount shall be allocated from the Gross Settlement Amount for payment of any agreed and allowed late claims or unanticipated expenses, as provided in paragraph 19. In the event this amount is not exhausted by the payment of late claims and unanticipated expenses, the unexhausted amount will be donated to the Legal Aid Society – Employment Law Center (as cy pres recipient).

e. The rulings of the Court relating to Class Counsel’s fees, costs, or enhancement payments, which the Court exercises under its own discretion, shall not affect the validity of the underlying settlement.

26. Settlement Awards to Eligible Class Members. Solely for purposes of effectuating this Settlement Agreement and in exchange for the release of Settled Claims, an Eligible Class Member who submits a timely and properly completed Claim Form (as set forth in the attached Exhibit B) to the Claims Administrator shall be paid a Settlement Award from the Net Settlement Amount. The Claims Administrator, subject to Court approval, shall be responsible for receiving and reviewing the Claim Forms submitted by members of the Settlement Classes and for determining eligibility for, and the amount of, the Settlement Awards to be paid to Eligible Class Members. The Claims Administrator will receive or have access to personnel and payroll records from Defendant that will permit it to verify each Eligible Class Member’s Settlement Award as follows:

a. The Claims Administrator will verify the number of weeks worked by each Settlement Class Member between February 17, 2005 and the date of preliminary approval of this Settlement Agreement.

b. The Claims Administrator will calculate an award for each Eligible Class Member as follows: each Eligible Class Member’s weeks worked between February 17, 2005 and the date on which the Court grants preliminary approval will be divided by the total number of weeks worked by all Eligible Class Members between February 17, 2005 and the date on which the Court grants preliminary approval, to obtain each Eligible Class Member’s “settlement share.” This “settlement share” will then be multiplied by the Net Settlement Amount available for settlement awards to determine each Eligible Class Member’s Settlement Award. For example, if Eligible Class Member Sally Garcia worked 10 weeks, and the Eligible Class Members as a whole worked 1,000 weeks, then Ms. Garcia’s “settlement share” would be .01. If the net settlement amount is $100,000, then Ms. Garcia’s Settlement Award would be .01 multiplied by $100,000, or $1,000. Settlement Awards for Eligible Class Members who submit valid but untimely Claim Forms will be calculated using the same calculation as above.

c. Settlement Awards shall be paid to Eligible Class Members no later than the date specified in the Implementation Schedule.

d. All parties agree that 30% of each Settlement Award shall be treated as back wages paid by Defendant to each Eligible Class Member. Accordingly, on each Settlement Award, the Claims Administrator shall effectuate federal and applicable state income and employment tax withholding as required by law with respect to 30% of each Settlement Award distributed, and Defendant shall pay its share of the employer’s portion of all required FICA and FUTA taxes on such amounts. Defendant shall pay these taxes, which amount shall be deposited into the Qualified Settlement Fund after the Settlement Awards are mailed to Eligible Class Members on the date specified in the Implementation Schedule, in addition to the $1,800,000 constituting the Gross Settlement Amount. Amounts withheld will be remitted by the Claims Administrator from the Qualified Settlement Fund to the appropriate governmental authorities. In addition, the Parties agree that 30% of the Settlement Award will be treated as refunds for mileage and expense reimbursement. The remaining 40% of each such Settlement Award shall be treated by all Parties as non-wage penalties or other non-wage damages, to be reported, along with the 30% mileage and expense reimbursement, to the Eligible Class Member on an IRS Form 1099, and shall not be subject to FICA and FUTA withholding taxes. Defendant shall cooperate with the Claims Administrator to provide payroll tax information to the Claims Administrator as shall be necessary to accomplish the income and employment tax withholding on the wage portion of each Settlement Award, and the Form 1099 reporting for the non-wage portion of each Settlement Award.

e. All eligibility and Settlement Award determinations shall be based on personnel and payroll records that Defendant will make available as needed to the Claims Administrator. There is a rebuttable presumption that Defendant’s personnel and payroll records are correct, but Eligible Class Members will have the opportunity, should they disagree with Defendant’s records, to provide documentation and/or an explanation to show contrary employment dates. Each Claim Form will contain the number of weeks worked by the Settlement Class Member to whom it is sent, and an estimated Settlement Award based upon 100% participation in the settlement. If there is a dispute or contrary evidence, the Claims Administrator shall evaluate and make a determination based on all the information provided. Prior to rejecting a Settlement Class Member’s documentation or explanation of disagreement, the Claims Administrator shall provide notice of the issue to Class Counsel and Defendant’s counsel and at least five (5) business days for them to propose an amicable resolution of the issue through meet and confer. The Claims Administrator’s decision regarding the weeks worked will be final. The Claims Administrator will notify the Settlement Class Member, Class Counsel and Defendant’s counsel by mail of its decision.

f. The Parties may seek review of a determination of the Claims Administrator or other dispute regarding the interpretation or implementation of the Settlement Agreement by the Court after the Parties confer in good faith in an effort to resolve any disagreement. Matters shall be brought to the Court’s attention in the form of a joint letter brief not to exceed 10 single-spaced pages. The Court may order discovery necessary to resolve the disagreement for good cause shown.

g. The Claims Administrator shall pay all Settlement Awards no later than the date specified in the Implementation Schedule.

h. All checks for Settlement Awards shall remain valid and negotiable for 365 days from the date of their issuance and may thereafter automatically be canceled if not cashed by an Eligible Class Member within that time, at which time the Eligible Class Member’s right to recover any Settlement Award will be deemed void and of no further force and effect. All funds from checks not cashed shall be distributed to the Legal Aid Society – Employment Law Center as a cy pres recipient. The Claims Administrator will include with the checks a letter stating that the check must be cashed or deposited within 365 days or it will be cancelled, unless the information can be included in the face or back of the check.

i. The aggregate amount of the Settlement Awards to Eligible Class Members shall not under any circumstances exceed the Net Settlement Amount. Other than to Matthew Ozga and Boris Moshkovich as set forth herein, Defendant shall have no obligation to pay any amounts to Eligible Class Members in excess of approved claims for Settlement Awards as calculated in accordance with this Settlement Agreement.

27. Completion of and Report on Settlement Administration. The Claims Administrator shall keep counsel for the Parties apprised of all distributions from the Net Settlement Amount. Administration of the settlement shall be completed on or before the date specified in the Implementation Schedule. Upon completion of administration of the settlement, the Claims Administrator shall provide written certification of such completion and provide proof of payment to the Court and counsel for the Parties. The Claims Administrator also shall furnish counsel for the Parties with a report showing the names, amounts and dates of each payment.

28. Date of Distribution. In no event shall there be any distribution from the Net Settlement Amount to Matthew Ozga, Boris Moshkovich or any Eligible Class Member until after the Effective Date.

29. No Claim Based Upon Distributions or Payments in Accordance with this Settlement Agreement. No person shall have any claim against Defendant or any of the Released Parties, Matthew Ozga and Boris Moshkovich, the Settlement Class, Class Counsel or the Claims Administrator based on distributions or payments made in accordance with this Settlement Agreement.

VII. DISPUTE RESOLUTION

30. Except as otherwise set forth herein, all disputes concerning the interpretation, calculation or payment of settlement claims, or other disputes regarding compliance with this Settlement Agreement shall be resolved as follows:

a. If either party at any time believes that the other party has breached or acted contrary to the Settlement Agreement, that party shall notify the other party in writing of the alleged violation.

b. Upon receiving notice of the alleged violation or dispute, the responding party shall have ten (10) days to correct the alleged violation and/or respond to the initiating party with the reasons why the party disputes all or part of the allegation.

c. If the response does not address the alleged violation to the initiating party’s satisfaction, the Parties shall negotiate in good faith for up to ten (10) days to resolve their differences.

d. If the Parties are unable to resolve their differences after twenty (20) days, either party may file an appropriate motion for enforcement with the Court. The briefing of such motion should be in letter brief form and shall not exceed five (5) single-spaced pages (excluding exhibits).

VII. FAILURE OF SETTLEMENT; RIGHT TO WITHDRAW PROVISION;

APPELLATE REVIEW

31. Effect of Revocation or Failure of Settlement. In the event that the settlement does not become final for any reason, this Settlement Agreement shall be null and void and any order entered by the Court in furtherance of this settlement shall be treated as void ab initio. In such a case, the Parties shall return to the status quo as if the Parties had not entered into this Settlement Agreement and all orders, documents, negotiations, shall be treated as null, void and of no force or effect and cannot be used to the detriment or prejudice of any party. Furthermore, all evidence relating to the Settlement Agreement and all negotiations shall not be admissible or discoverable in the Class Action or otherwise. In addition, any funds used or to be used to pay Settlement Awards, the enhancement payment to Matthew Ozga and Boris Moshkovich, and attorneys’ fees and costs to Class Counsel shall be returned to their respective status as of the date and time immediately prior to the execution of this Settlement Agreement, and the Parties shall proceed in all respects as if this Settlement Agreement had not been executed. The Claims Administrator will be paid 50/50 by the Parties for its costs through the date it is notified that the settlement will not proceed.

32. Defendant’s Right to Withdraw from Agreement. If more than fifteen percent (15%) of the individuals who come within the class definition contained herein choose to exclude themselves (Opt-out) from participating in the settlement contained in this Settlement Agreement, the Defendant shall have the option, notwithstanding any other provision contained in this Settlement Agreement, at its sole discretion to withdraw from this Settlement Agreement (“Right to Withdraw”). If the Defendant exercises its Right to Withdraw, then the rights and obligations contained in paragraph 31 above will enter into effect, except that Defendant shall be responsible for the full costs incurred to that date by the Claims Administrator. The Claims Administrator shall provide a list of the individuals who have chosen to be excluded from participating in this settlement within ten (10) business days after the time to opt out has expired. If the Defendant elects to exercise its Right to Withdraw under this provision, Defendant shall notify Class Counsel in writing no later than fourteen (14) business days after receipt from the Claims Administrator the list of the individuals who opt out of the settlement.

33. Impact of Appellate Review. In the event an appeal is filed from any of the Court’s Orders, or any other appellate review is sought prior to the Effective Date, administration of the settlement shall be stayed pending final resolution of the appeal or other appellate review, except that the Claims Administrator will be paid by party who files the appeal for its costs through the date it is notified that the settlement has been stayed by appellate review. If both Parties appeal, the cost will be shared equally.

IX. MISCELLANEOUS

34. The Parties agree to diligently prepare and execute this Settlement Agreement and the Motion for Preliminary Approval of Settlement.

35. Various Proceedings Stayed. The Parties agree to hold all proceedings in the Class Action, except such proceedings as may be necessary to implement and complete the Settlement Agreement, in abeyance pending the Settlement Fairness Hearing to be conducted by the Court.

36. Defense Fees and Costs. Defendant’s own attorneys’ fees and legal costs and expenses incurred in the Class Action shall be borne by that Defendant from Defendant’s separate funds and not from the Gross Settlement Amount.

37. Amendment or Waiver Only in Writing. This Settlement Agreement may be amended or modified only by a written instrument signed by counsel for all Parties or their successors-in-interest. No rights hereunder may be waived except in writing.

38. Entire Agreement. This Settlement Agreement and any attached Exhibits constitute the entire agreement between the Parties relating to the Settlement and transaction contemplated thereby. All prior or contemporaneous agreements, understandings and statements, whether oral or written, and whether by a party or its counsel, are merged herein. No oral or written representations, warranties or inducements have been made to any party concerning this Settlement Agreement or its Exhibits other than the representations, warranties and covenants contained and memorialized in such documents.

39. Authorization to Execute Agreement and Effectuate Settlement and Agreement to Cooperate. Counsel for all Parties warrant and represent that they are expressly authorized by the Parties whom they represent to negotiate this Settlement Agreement and to take all appropriate action required or permitted to be taken by such Parties pursuant to this Settlement Agreement to effectuate the terms hereof, and to execute any other documents required to effectuate the terms of this Settlement Agreement. The Parties and their respective counsel will cooperate with each other and use their best efforts to effect the implementation of the Settlement Agreement. In the event the Parties are unable to reach agreement on the form or content of any document needed to implement the Settlement Agreement, or on any supplemental provisions that may become necessary to effectuate the terms of this Settlement Agreement, the Parties may seek the assistance of the Court to resolve such disagreement. The person signing this Settlement Agreement on behalf of Defendant represents and warrants that he/she is authorized to sign this Settlement Agreement on behalf of Defendant.

40. Binding Upon Successors and Assigns. This Settlement Agreement shall be binding upon, and inure to the benefit of, the successors or assigns of the Released Parties and the Parties, as previously defined.

41. No Prior Assignment. The Parties hereto represent, covenant, and warrant that they have not directly or indirectly assigned, transferred, encumbered, or purported to assign, transfer, or encumber to any person or entity any portion of any liability, claim, demand, action, cause of action or rights herein released and discharged except as set forth herein.

42. Governing Law. All terms of this Settlement Agreement and the Exhibits hereto shall be governed by and interpreted according to the laws of the State of California.

43. Counterparts. This Settlement Agreement may be executed in one or more counterparts and served by facsimile. All executed copies of this Settlement Agreement, and photocopies thereof (including facsimile and/or emailed copies of the signature pages), shall have the same force and effect and shall be as legally binding and enforceable as the original.

44. Exhibits. The terms of this Settlement Agreement include the terms set forth in the attached Exhibits, which are incorporated by this reference as though fully set forth herein. The Exhibits to this Settlement Agreement are an integral part of the Settlement Agreement. Unless specifically provided otherwise in the Exhibits to this Settlement Agreement, in the event of any conflict between the Settlement Agreement and the Exhibits, the terms of the Settlement Agreement shall control.

45. Construction. The Parties believe the terms of the settlement as set forth in this Settlement Agreement are a fair, adequate and reasonable settlement of this Class Action and have arrived at this Settlement Agreement in arms-length negotiations and with the assistance of a professional mediator, taking into account all relevant factors, present and potential. This Settlement Agreement has been drafted jointly by counsel for the Parties. Hence, in any construction or interpretation of this Settlement Agreement, the same shall not be construed against any of the Parties.

46. Retention of Jurisdiction. The Court shall retain jurisdiction with respect to the interpretation, implementation and enforcement of the terms of this Settlement Agreement and all orders and judgments entered in connection therewith, and the Parties and their counsel hereto submit to the jurisdiction of the Court for purposes of interpreting, implementing and enforcing the settlement embodied in this Agreement and all orders and judgments entered in connection therewith.

47. Agreement of Matthew Ozga and Boris Moshkovich. Matthew Ozga and Boris Moshkovich agree not to object to or appeal any of the terms of this Settlement Agreement.

48. No Signature Required by Eligible Class Members on Settlement Agreement. Because the Eligible Class Members are so numerous, it is impossible or impractical to have each one execute this Settlement Agreement. The Class Notice and the Claim Form, Exhibits A and B hereto, will advise all Eligible Class Members of the binding nature of the release and such shall have the same force and effect as if this Settlement Agreement were executed by each Eligible Class Member.

49. Titles and Captions of No Force. Paragraph titles or captions contained herein are inserted as a matter of convenience and for reference, and in no way define, limit, extend, or describe the scope of this Settlement Agreement or any of its provisions. Each term of this Settlement Agreement is contractual and not merely a recital.

50. Mutual Full Cooperation. The Parties agree to fully cooperate with each other to accomplish the terms of this Settlement Agreement, including but not limited to, executing such documents and taking such other action as may reasonably be necessary to implement the terms of this Settlement Agreement.

51. Invalid Without Court Approval. This Settlement Agreement is subject to approval by the Court. In the event it is not approved, it shall be deemed null and void, of no force and effect, and of no probative value, and the Parties hereto represent, warrant, and covenant that it will not be used or referred to for any purpose whatsoever.

Date: 1/19/10	/s/ Matthew Ozga
MATTHEW OZGA,
Personally and as Representative Plaintiff

Date: 1/20/10	SCHNEIDER WALLACE COTTRELL BRAYTON KONECKY LLP

BERGER & MONTAGUE, P.C.

/s/ Hank Willson
HANK WILLSON
Counsel for Plaintiff and the Settlement Class

Date: 1/20/10	U.S. REMODELERS, INC.

/s/ Murray Gross
MURRAY GROSS,
CEO of U.S. Remodelers, Inc.

Date: 1/20/10	LANDEGGER, BARON, LAVENANT & INGBER

/s/ Oscar Rivas
OSCAR RIVAS
Counsel for Defendant U.S. Remodelers, Inc.

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